Exhibit 99.1

Ultra Petroleum Announces 2016 Financial And Operating Results

Ultra Petroleum Reports Year-End 2016 Reserves

Company Provides Reorganization Update

HOUSTON, Feb. 22, 2017 /PRNewswire/ -- Ultra Petroleum Corp. (OTC: UPLMQ) reported fourth quarter and full-year 2016 operating and financial results. Highlights include:

  Reduced lease operating expense to $0.32 per Mcfe during 2016, a 14% reduction from 2015,
  Increased cash balance to $401.5 million at December 31, 2016,
  Produced 281.7 Bcfe of natural gas and crude oil, and
  Generated operating cash flow(1) of $346.7 million during 2016.

Fourth Quarter Results

Ultra Petroleum reported adjusted net income(2) of $119.2 million, or $0.77 per diluted share for the quarter ended December 31, 2016. Operating cash flow(1) was $145.1 million for the quarter ended December 31, 2016.

During the fourth quarter of 2016, Ultra Petroleum produced 68.2 billion cubic feet equivalent (Bcfe) of natural gas and crude oil. The company's fourth quarter production was comprised of 64.0 billion cubic feet (Bcf) of natural gas and 706.5 thousand barrels of crude oil and condensate (MBbls).

During the fourth quarter of 2016, Ultra Petroleum's average realized natural gas price was $2.87 per thousand cubic feet (Mcf). The company's average realized oil and condensate price was $45.27 per barrel (Bbl).

Year-to-Date 2016 Results

Ultra Petroleum reported adjusted net income(2) of $245.2 million, or $1.59 per diluted share for the year ended December 31, 2016. Operating cash flow(1) was $346.7 million for the year ended December 31, 2016.

For the year ended December 31, 2016, production of natural gas and oil was 281.7 Bcfe. For 2016, production is comprised of 264.3 Bcf of natural gas and 2.9 million barrels of crude oil and condensate.

The company's average realized natural gas price during 2016 was $2.31 per Mcf. The Company's average realized crude oil and condensate price was $38.24 per Bbl.

Wyoming - Operational Highlights

During the fourth quarter, Ultra Petroleum and its partners drilled 32 gross (24.1 net) Pinedale wells and placed on production 24 gross (17.9 net) wells. The fourth quarter average initial production (IP) rate for new operated wells brought online was 6.0 million cubic feet equivalent (MMcfe) per day. Quarterly production averaged 687.6 MMcfe per day. Production is comprised of 656.7 million cubic feet per day of gas and 5,155 barrels per day of condensate. Total production during the fourth quarter was 63.3 Bcfe.

Year to date, Ultra Petroleum and its partners drilled 110 gross (78.4 net) Pinedale wells and placed on production 136 gross (97.7 net) wells. Annual production averaged 710.8 MMcfe per day. Production is comprised of 678.4 million cubic feet per day of gas and 5,399 barrels per day of condensate. The company produced 260.2 Bcfe from Wyoming during the year ended December 31, 2016.

Since the end of the third quarter, we have added a third and fourth rig to the field. These additions, which were at very attractive day rates, include a high-spec AC rig as well as a rig and crew with significant Pinedale experience. By returning rigs to our fleet which have worked for us in the past, we obtain equipment that is fit-for-purpose to our specifications without any of the cost for new build or refurbishment.

Utah - Operational Highlights

During the fourth quarter, net production in Utah averaged 3,062 barrels of oil equivalent per day.

Pennsylvania - Operational Highlights

The company averaged 35.6 MMcf per day during the fourth quarter.

YEAR-END 2016 RESERVES

For the year-ended December 31, 2016, the Company's reserves totaled 2.5 trillion cubic feet equivalent (Tcfe) of total proved reserves with pre-tax estimated future net cash flows discounted at ten percent (PV-10) of $1.7 billion. Natural gas represents 93 percent of the Company's proved reserves, with 95 percent of those reserves in Wyoming.

Due to our chapter 11 filing and the related uncertainty of our ability to finance the development of the Company's proved undeveloped reserves (PUDs) over a five year period, the Company's year-end 2016 reserve report includes only proved developed reserves. All locations that could have been booked as PUDs based on technical criteria other than certainty of financing have been booked in the probable category as of December 31, 2016.

Ultra Petroleum Corp. Natural Gas and Oil Reserves December 31, 2016
2016 SEC Reference Pricing: $2.48/Mmbtu HHUB & $42.75/Bbl WTI 2016 Reserves Average Price: $2.07/Mcf & $37.90/Bbl
	Net Gas (BCF)	Net Oil (MMB)	Net NGL (MMB)	Net Equiv. (BCFE)	PV-10 (MM$)
Proved Reserves	2,322	21.5	9.9	2,509	$ 1,691

Reorganization Update

The company continues to make progress in its in-court financial restructuring process. If the current plan is confirmed in mid-March, the following will occur:

  Operating company private placement notes of $1.46 billion will be repaid in full in cash;
  Operating company credit facility of $999.0 million will be repaid in full in cash;
  The Company's $1.3 billion in senior notes will be repaid in full in common equity;
  The Company's existing equity holders will receive at least 41% of the reorganized equity.

Recent key developments in the restructuring process are as follows:

  As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 22, 2016, on November 21, 2016, the Company and each of its subsidiaries entered into (1) a Plan Support Agreement with holders of at least 66.67% of the principal amount of the outstanding 5.750% Senior Notes due 2018 and 6.125% Senior Notes due 2024 and shareholders who own at least a majority of our outstanding common stock or the economic interests therein (collectively, the "Plan Support Parties") and (2) a Backstop Commitment Agreement ("BCA") with the Plan Support Parties pursuant to which the Plan Support Parties agreed to backstop the Rights Offering (described below). The Bankruptcy Court approved the BCA on January 19, 2017.
    In accordance with the Plan, the Company will offer eligible holders of the Company's debt and equity securities, including the Commitment Parties, the right to purchase shares of new common stock in the Company ("Rights Offering") upon effectiveness of the Plan for an aggregate purchase price of $580.0 million.
  The Company filed its Second Amended Joint Chapter 11 Plan of Reorganization (the "Plan") and its Disclosure Statement for the Debtors' Second Amended Joint Chapter 11 Plan of Reorganization (the "Disclosure Statement"):
    The Plan provides for the payment in full of all allowed claims against the Company and its subsidiaries and will be effectuated by:
      A debt financing of $2.4 billion; As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2017, on February 8, 2017, the Company obtained the commitment of Barclays Bank PLC to provide secured and unsecured financings to the Company to fund, in part, the Plan, in an aggregate amount of up to $2.4 billion; and
      A $580.0 million equity financing described in the Plan.
    The Disclosure Statement was approved by the court on February 13, 2017, and a hearing to consider confirmation of the Plan is scheduled for March 14, 2017.
  The company negotiated with counterparties and settled the following claims:
    On January 20, 2017, we reached an agreement with Big West Oil LLC ("Big West") to settle Big West's claims. Pursuant to the settlement, we agreed to make a cash payment to Big West of $17.35 million. Additionally, in connection with the settlement, we and Big West agreed to enter into two, new two-year contracts for the purchase and sale of condensate and crude oil we produce in Wyoming and Utah; and
    On January 12, 2017, Rockies Express Pipeline LLC ("REX") and the Company entered into a settlement agreement resolving REX's proof of claim. Pursuant to the settlement, we agreed to make a cash payment to REX of $150.0 million and we agreed to enter into a new seven-year agreement with REX, commencing December 1, 2019, for west-to-east firm transportation service on Rockies Express Pipeline of 200,000 dekatherms per day at a rate of approximately $0.37 per dekatherm, or approximately $26.8 million annually.

Conference Call Webcast Scheduled for February 22, 2017

Ultra Petroleum's fourth quarter 2016 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Standard Time (10:00 Central Standard Time) Wednesday, February 22, 2017. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay will be archived on Ultra Petroleum's website.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2016	2015	2016	2015
Volumes
Natural gas (Mcf)	264,278,138	268,953,855	63,991,905	68,914,688
Oil liquids (Bbls)	2,911,617	3,532,568	706,472	818,083
Mcfe - Total	281,747,840	290,149,263	68,230,737	73,823,186

Revenues
Natural gas sales	$609,756	$696,730	$183,878	$160,253
Oil sales	111,335	142,381	31,982	29,048
Total operating revenues	721,091	839,111	215,860	189,301

Expenses
Lease operating expenses	89,134	106,906	21,970	24,443
LGS operating lease expense	20,686	20,647	5,171	5,162
Production taxes	69,737	72,774	20,343	15,882
Gathering fees	86,809	87,904	21,697	22,545
Total lease operating costs	266,366	288,231	69,181	68,032

Transportation charges	20,049	83,803	(3,701)	21,226
Depletion and depreciation	125,121	401,200	31,847	121,438
Write-down of proved oil and gas properties	-	3,144,899	-	3,144,899
General and administrative	3,617	3,259	389	(1,863)
Stock compensation	5,562	4,128	1,594	(1,381)
Total operating expenses	420,715	3,925,520	99,310	3,352,351
Other (expense) income, net	(3,082)	(2,060)	(644)	(1,735)
Interest and debt expense, net	(66,565)	(171,918)	(1)	(43,494)
Litigation expense	-	(4,401)	-	-
Deferred gain on sale of liquids gathering system	10,553	10,553	2,638	2,638
Restructuring expenses	(7,176)	-	-	-
Contract settlements	(131,106)	-	(131,106)	-
Realized gain on commodity derivatives	-	146,801	-	19,517
Unrealized (loss) on commodity derivatives	-	(104,190)	-	(19,515)
Total other (expense) income	(197,376)	(125,215)	(129,113)	(42,589)

Reorganization items, net	(47,503)	-	(22,211)	-

Income (loss) before income taxes	55,497	(3,211,624)	(34,774)	(3,205,639)

Income tax (benefit) - current	(655)	(3,414)	(349)	(753)
Income tax provision (benefit) - deferred	1	(990)	-	(246)

Net income (loss)	$56,151	$(3,207,220)	$(34,425)	$(3,204,640)

Ceiling test and other impairments	$-	$3,144,899	$-	$3,144,899
Litigation expense	-	4,401	-	-
Restructuring expenses	7,176	-	-	-
Contract settlement	131,106	-	131,106	-
Reorganization items, net	47,503	-	22,211	-
Unrealized loss on commodity derivatives	-	104,190	-	19,515
Other non-recurring adjustments	3,215	1,493	292	1,493
Deferred taxes	1	(990)	-	(246)
Adjusted net income (loss) (2)	$245,152	$46,773	$119,184	$(38,979)

Operating cash flow (1)	$346,695	$437,147	$145,126	$78,440
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	153,378	153,192	153,407	153,255
Fully diluted	154,081	153,192	153,407	153,255

Earnings per share
Net income - basic	$0.37	($20.94)	($0.22)	($20.91)
Net income - fully diluted	$0.36	($20.94)	($0.22)	($20.91)

Adjusted earnings per share (2)
Adjusted net income - basic	$1.60	$0.31	$0.78	($0.25)
Adjusted net income - fully diluted	$1.59	$0.31	$0.78	($0.25)

Cash flow per share (1)
Cash flow per share - basic	$2.26	$2.85	$0.95	$0.51
Cash flow per share - fully diluted	$2.25	$2.85	$0.95	$0.51

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$2.31	$3.14	$2.87	$2.61
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$2.31	$2.59	$2.87	$2.33
Oil (Bbl), including realized gain (loss)
on commodity derivatives	$38.24	$40.31	$45.27	$35.51
Oil (Bbl), excluding realized gain (loss)
on commodity derivatives	$38.24	$40.31	$45.27	$35.51

Costs Per Mcfe
Lease operating expenses	$0.32	$0.37	$0.32	$0.33
Operating lease expense	$0.07	$0.07	$0.08	$0.07
Production taxes	$0.25	$0.25	$0.30	$0.22
Gathering fees	$0.31	$0.30	$0.32	$0.31
Transportation charges	$0.07	$0.29	($0.05)	$0.29
Depletion and depreciation	$0.44	$1.38	$0.47	$1.64
General and administrative - total	$0.03	$0.03	$0.03	($0.04)
Interest and debt expense	$0.24	$0.59	$0.00	$0.59
	$1.73	$3.28	$1.47	$3.41

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (3)	34%	5%	55%	-19%
Adjusted Operating Cash Flow Margin (4)	48%	44%	67%	38%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	December 31,
	2016	2015
	(unaudited)
Cash and cash equivalents	$401,478	$4,143
Outstanding debt:
6.125% Senior Notes due 2024	850,000	850,000
5.75% Senior Notes due 2018	450,000	450,000
Senior Notes issued by Ultra Resources, Inc.	1,460,000	1,460,000
Credit Agreement	999,000	630,000
Total current portion of long-term debt	$3,759,000	$3,390,000
Less: Deferred financing costs		(19,447)
Less: Liabilities subject to compromise	(3,759,000)	-
Total current portion of long-term debt not
subject to compromise	-	3,370,553

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net cash provided by operating activities	$307,614	$515,538	$136,816	$104,333
Net changes in operating assets and liabilities
and other non-cash items*	39,081	(78,391)	8,310	(25,893)

Net cash provided by operating activities before changes in operating assets and liabilities	$346,695	$437,147	$145,126	$78,440

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company trades over-the-counter under the ticker symbol "UPLMQ". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's chapter 11 proceedings as well as its operating businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year, and from time to time in other filings made by the company with the SEC. Risks and uncertainties related to the company's bankruptcy filing include the inability to predict or quantify the impact our chapter 11 cases may have on our business, cash flows, liquidity, financial condition, results of operations or corporate or capital structure as well as the potential for losses to investors holding the shares of our common stock. In addition to the risks and uncertainties of operating the company's business during its chapter 11 cases, other risks and uncertainties to the company's operating businesses include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-K for the year ended December 31, 2016.

CONTACT: Sandi Kraemer, Director, Investor Relations and External Reporting, Phone: 281-582-6613, Email: skraemer@ultrapetroleum.com